Exhibit 99.1

Transcript of Warren E. Buffett’s Comments Regarding First Quarter 2009 Operating Results

What I call our operating earnings, which would be the earnings before any gains or losses from securities or derivatives or any other transactions of that sort, the operating earnings will be, after tax, about $1.7 billion against $1.9 billion last year. And as I told you, we’re lucky in this particular period to be in the insurance and utility business. They are relatively unaffected by the recession, whereas most of our other businesses are anywhere from significantly to drastically affected by the recession. We had an underwriting profit in our insurance business. It was a little larger than last year. Our float increased a couple of billion. That was primarily due to a transaction that was announced with Swiss Re which occurred in March in which they bought what’s known as an adverse loss development cover and gave us 2 billion Swiss francs for that. And that’s very very long float. The probability is that we will not pay out on that probably for at least 15 years and maybe a bit longer. So that’s long duration float. And that’s what accounts for the $2 billion, roughly, $2 billion gain in float. The utility business earnings are reported down somewhat, but there were two items that account for that. One is that, on our Constellation Energy deal, which blew up last year, we reported a significant gain on it, we’ve got a bunch of Constellation stock. And that is marked to market and goes through our income account every day in theory, but certainly every quarter. And Constellation was down somewhat during the quarter. So that got charged against the utility earnings. And a larger item was a payment, and the final payment, in terms of options that were issued 10 years ago, which had the effect of increasing Berkshire’s interest in MidAmerican, which we like. But we wrote a check, a significant check, with MidAmerican to buy out the option. And that got recorded as an expense in the first quarter. The utility earnings are more than satisfactory, but those two items hit it. Then when you get into all of our other businesses, with just a couple of exceptions, those businesses are basically down. I mean they’re all getting hit to varying degrees by the recession.

So, that’s basically the operating earnings story. Our book value per share went down about 6% in the first quarter, which is the combination of security markets and the fact that the credit default swaps, which I’m the one responsible for writing them. That experience has turned worse even since I wrote the annual report in terms of bankruptcy. So that loss, or potential loss, we’re actually still funds ahead by a substantial margin, but that potential loss, and I would say expectable loss, is reflected in the first quarter figures. And of course there’ve been some bounce back since March 31st, but that’s pretty much the story of the first quarter. We ended the quarter with cash equivalents of about $22.7 billion excluding any cash at the utility or the finance company operations. But we spent $3 billion of that the next day on a Dow Chemical preferred. So we actually ended effectively, one day later, the quarter with a little less than $20 billion in cash. We always keep a significant amount of cash at the parent company, not at the regulated subsidiaries, so that whatever comes along, we’re prepared for. And that’s pretty much the story of the first quarter. And I wouldn’t be surprised, I guess I would almost be surprised if the opposite happened, if the world changed much over the remainder of the year. I think that we will continue, barring some huge natural catastrophe, we will do quite well on insurance. We will do well in the utility operation and we won’t do well on most of the other operations. But we will have significant operating earnings, which I mentioned is about $1.7 billion the first quarter. If you look at our operating earnings, $1 billion or a little more that comes from MidAmerican, from our energy business, basically we’re going to leave in that business. There are all kinds of opportunities to do things even within our present subsidiaries. There are lots of projects that promise decent returns. So you should not think of that $1 billion or so as being available to us at the parent company. It would be if we wanted it to be, but as a practical matter, we’re going to leave it all in. The rest of the earnings are available to us in cash, plus or minus any change in the float, to do anything that’s interesting that comes along. So that’s an abbreviated summation of the first quarter. We will put out the 10-Q next Friday after the close.